Exhibit 10.1

Motivating the Masses

Executive Compensation Structure

Position: CEO

Employee: Lisa Nichols

As of 5/1/16, compensation will be broken into a few different categories. As described below, each aspect will assist in growing the business and compensating for efforts in each area. A 10% attrition rate will be deducted from sales for all calculations to allow for natural attrition. Coaching will be the exception as coaching commission is paid upon payment from client.

Salary: An Annual Salary of $225,000 will be paid semi-monthly on the 15th and the last day of the month.

Executive Bonus: An executive bonus stipulated by the Board of Directors will be provided based on the firm’s profitability.

Non-MTM Event Sales:

Trainings/Non-MTM Events: Compensation for booking a training will be paid out at 10% of speaking fee. If Training is a No-Fee event, compensation will be paid as Account Manager/Project Manager as listed below for events.

Delivery Fee for Training: For a No-Fee event, compensation will be paid at 3% of Net Sales.

Sales made outside of events: Compensation for sales made outside of events will be paid at 10% of Sales.

EVENTS

Events Sales: A compensation rate of 3% will be paid on all sales signed by MTM sales unless a specific agreement is made prior to an event and signed in writing by employee and an officer of the company. In the case of internal events, or events produced by MTM, the speaker will receive 1.5% of sales made. In the event that there are multiple speakers, a percentage of sales will be applied based on time speaking. The sales team will divide the remaining 1.5% evenly.

Event Sales Support: A compensation rate of 2% will be paid evenly among all MTM support employees working an event. The Sales amount used to calculate will be based on Net Sales which will calculated as follows:

Total Sales - Sales Splits - Breakeven Costs = Net Sales

Net Sales for Sales Support will be calculated and then divided by MTM support employees working at each event. Each event’s breakeven will be calculated at 40% of gross sales and will be open for change should the need arise or actual breakeven costs are known. Commissions will be paid on the pay date of the 15th following 30 days after each event.

Coaching: Coaching given to clients will be paid at a rate of 25% of contracted amount. This will be paid to employee on the pay date of the 15th in the month after payment is obtained from client. Coaching commission will not be paid ahead of services or payment. Invoices must be submitted by employee to finance after each coaching session to make sure accounts are kept current.

Account Management/Project Management: A compensation rate of 5% will be paid to the Account Manager/Project Manager for each event. In the event that this is split among more than one person, compensation will be split accordingly. Compensation will be paid according to completed Event Form, which will be completed prior to each event. Compensation will be paid on the pay date of the 15th following 30 days after each event.

All commissions, with the exception of Coaching Commission, will be paid out on the 15th of the month following 30 days from the end of each event.

	5/1/16		1-May-2016
Employee	Date	MTM	Date